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                                  EXHIBIT 11
                               PG&E CORPORATION
                   COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                 Three Months Ended March 31,
                                               ---------------------------------
(in millions, except per share amounts)                2000          2001
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
EARNINGS (LOSS) PER COMMON SHARE, BASIC (1)

Earnings available for common stock                   $ (951)         $280
                                                      ======          ====
Weighted average common shares outstanding (2)           363           361
                                                      ======          ====
Earnings (Loss) per common share, basic               $(2.62)         $.78
                                                      ======          ====

EARNINGS (LOSS) PER COMMON SHARE, DILUTED (1)

Earnings available for common stock                   $ (951)         $280
                                                      ======          ====

Weighted average common shares outstanding (2)           363           361

Add: outstanding options, reduced by the
 number of shares that could be
 repurchased with the proceeds from
 such exercise (at average market price) (3)               -            1

Add: shares held by trust for satisfaction of
 phantom stock held by employee under
 deferred compensation plan                                -            -
                                                      ------         ----
Shares outstanding for diluted calculation               363          362
                                                      ======         ====
Earnings (Loss) per common share, diluted             $(2.62)        $.77
                                                      ======         ====

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(1)  This presentation is submitted in accordance with Item 601(b)(11) of
     Regulation S-K and Statement of Financial Accounting Standards No. 128.

(2) Average common shares outstanding exclude shares held by a subsidiary of PG&E Corporation (23,815,500 shares at March 31, 2000 and 2001, respectively) and shares held by the Company to secure deferred compensation obligations (281,985 shares at March 31, 2000 and 2001, respectively).

(3) The diluted share base for 2001 excludes approximately 457 million in incremental shares due to the antidilution effects of the net loss.